SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 23, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 23, 2004, ONEOK, Inc. (the Company) announced a jury awarded $5 million in actual damages to the residential class in a class action lawsuit that was filed three years ago against the Company arising out of the escape of natural gas from the Yaggy storage field outside of Hutchinson, Kansas. No damages were awarded to the business class. No punitive damages were awarded. The $5 million award of actual damages to the residential class is covered by insurance.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK, Inc. dated September 23, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	September 27, 2004	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

September 23, 2004	Media Contact: Lori Webster
918-588-7570

Verdict reached in trial over Yaggy storage field

Tulsa, Okla.--After four weeks, a jury has reached a verdict in a class action lawsuit that was filed three years ago against ONEOK, Inc. arising out of the escape of natural gas from the Yaggy storage field outside of Hutchinson, Kansas.

While the plaintiffs sought damages in excess of $50 million exclusive of punitive damages, the jury has awarded $5 million in actual damages to the residential class. No damages were awarded to the business class. No punitive damages were awarded. The $5 million is covered by insurance.

This trial concludes all litigation related to the Yaggy incident, with the exception of one case, which ONEOK is appealing.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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